EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 of Lakeland Industries, Inc. of our report dated April 22, 2014 relating to our audit of the financial statements of Lakeland Brasil S.A. as of January 31, 2014 and January 31, 2013 which appears in the annual report on Form 10-K/A of Lakeland Industries, Inc. for the year ended January 31, 2014, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Gelson José Amaro

ACAL CONSULTORIA E AUDITORIA S/S

Rio de Janeiro, RJ, Brazil

November 19, 2014